Exhibit 5.1
Opinion of Cadwalader, Wickersham & Taft LLP
[LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT LLP]
March 13, 2019

UBS AG
Bahnhofstrasse 45
CH-8098 Zurich
Switzerland
Ladies and Gentlemen:
We have acted as special counsel to UBS AG (the “Company”) in connection with the proposed sale by the Company and purchase by J.P. Morgan Securities LLC (the “Underwriter”) of UBS AG $283,400 Put Spread Warrants linked to the S&P 500® Index expiring September 6, 2019 being issued on the date hereof (the “Securities”), pursuant to the terms of the Amended and Restated Distribution Agreement, as may be amended, supplemented or restated from time to time, dated June 12, 2015, among the Company, UBS Securities LLC and UBS Financial Services Inc., to which the Underwriter became a party thereunder on the terms and conditions set forth in the accession letter dated June 15, 2015, as may be amended, supplemented or restated from time to time (together, the “Agreement”). The Securities are being issued pursuant to the Warrant Indenture, as may be amended, supplemented or restated from time to time, dated as of June 12, 2015 (the “Indenture”), between the Company and U.S. Bank Trust National Association.
In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinion expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Agreement and the Indenture and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon: (a) the Company’s Registration Statement on Form F-3 (File No. 333-225551) (the “Registration Statement”), including the Prospectus dated October 31, 2018, the Index Supplement dated October 31, 2018 and the Prospectus Supplement dated March 8, 2019 relating to the Securities, (b) the Indenture, (c) the Warrant Certificate dated March 13, 2019 representing the Securities, (d) UBS

AG Group Treasurer and Group Chief Financial Officer Resolutions dated June 11, 2018, related to the Company’s warrant program and (e) the Officers’ Certificate dated June 12, 2015, delivered pursuant to Section 301 of the Indenture related to the establishment of a series of warrants of the Company entitled “Universal Warrants”.
Items (a) to (e) above are referred to in this letter as the “Transaction Documents”.
We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. Insofar as this opinion involves matters governed by Swiss law, we assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the Company, in its opinion dated October 29, 2018 filed on that date with the Commission as Exhibit 5.3 to the Registration Statement. As used herein, “to our knowledge”, “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in representing the Company with respect to the transactions contemplated by the Agreement.
We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and applicable federal laws of the United States of America.
Based upon and subject to the foregoing, we are of the opinion that assuming the Securities have been duly authorized and executed by the Company and duly authenticated and delivered by the Trustee in the manner contemplated in the Indenture and paid for by and sold to the Underwriter pursuant to the Agreement, the Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and subject to the effect of laws that may limit the waiver of rights or benefits under or defenses with respect to applicable usury laws.
As special counsel, we hereby consent to the filing of this letter as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement as it relates to the Securities and, as special counsel, we hereby consent to the reference to Cadwalader, Wickersham & Taft LLP and the discussion of our opinion set forth under the heading “Validity of the Securities.” This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.
In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.
Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP